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Exhibit 99.1

Contact:       Lee Grubb, Chief Financial Officer
               (972) 869-3400
                  or
               Melissa Moore, Manager, Investor Relations
               (972) 401-4435

                                                                     For Release
                                                        7:00AM February 24, 1998

    THOMAS GROUP UPDATES 1997 ESTIMATES AND ANNOUNCES COMMON SHARE REPURCHASE

DALLAS - FEBRUARY 24, 1998 - Thomas Group, Inc. [Nasdaq - TGIS] today announced further guidance on 1997 earnings estimates given on January 7, 1998. The company had anticipated fourth quarter earnings of no less than $0.05 per share including a $0.09 to $0.10 per share loss on its Software Solutions business segment. The software operating loss projection is being revised to $0.14 to $0.16 per share, bringing the total company quarter to an approximate break even prior to an impairment charge related to the software business.

In light of the historical operating losses for the Software Solutions segment, the company will take an impairment charge of $2.3 million to write off a significant portion of its capitalized software and related goodwill. This write off is in compliance with accounting rules that establish standards for recognizing and measuring impairment of assets, reducing such amounts to fair value. This charge will produce an additional loss to the total company of $0.18 per share in the fourth quarter of 1997, but will have the positive effect of reducing 1998 and 1999 non-cash expenses by $1.1 and $0.5 million, respectively. Management anticipates that the Software Solutions segment will be marginally profitable in 1998 after having a full year pre-tax loss of approximately $7.1 million in 1997.

Commenting on the write down of the Software Solutions segment assets, Chairman and Chief Executive Officer, Philip R. Thomas, said, "The entities comprising our software segment were acquired with a particular purpose in mind: to provide additional tools for improvement and added value to our services for our current clients while providing additional opportunities to introduce ourselves to new clients. We continue to believe that with the removal of the problems from the acquired software, identification of the correct sales markets, and a professional salesforce in place, these companies will ultimately become as beneficial to Thomas Group as we anticipated upon their acquisition. In 1997 we changed the name of these companies to emphasize the synergy between our core business and our software segment. Thomas Group Information Technologies has the potential to be a positive contributor to the total company's earnings in 1998."

In other news, the company has taken receipt of 1.4 million shares of common stock owned by Mr. Thomas in exchange for $8.2 million in cash and the satisfaction of a $2.3 million outstanding debt to the company. The number of


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shares ultimately repurchased from Mr. Thomas will be adjusted in late April to reflect an average of the trading prices of the common stock over a 90-day period. The Thomas Group Board of Directors established a Special Committee to counsel the company regarding the advisability of the transaction. The Special Committee retained an investment banking firm to advise the committee as to certain aspects of the transaction.

Lee Grubb, Chief Financial Officer, commented on the transaction, "We feel that the company's purchase of Mr. Thomas' shares is the best use of the company's strong cash position at the current time. It is an excellent opportunity to invest in the company at a time when the stock price is lower than it has been in recent months; thereby increasing shareholder value. Mr. Thomas' sale of a portion of his shares was for personal reasons. He remains a stockholder who is strongly committed to the growth and continued success of Thomas Group."

These statements regarding estimated results are preliminary and based on partial information and management assumptions. The company plans to announce its actual results for the year and fourth quarter of 1997 on March 11, 1998.

"Safe Harbor" Statement Under The Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are "forward looking" statements which should be considered as subject to the many uncertainties that exist in the company's operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the company's performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Thomas Group, Inc. Form 10-K for the 1996 fiscal year and Amendment No. 1 to Form S-3 dated December 3, 1997 filed with the Securities and Exchange Commission.


                                      * * *

Thomas Group, Inc. is an international, publicly-traded company (TGIS) providing solutions to significantly improve many business processes for major corporate clients. Thomas Group's ResultantsSM work on-site with client companies to analyze operations, and to develop and implement speed-based improvement strategies. Thomas Group has offices in Dallas, Detroit, Frankfurt, and Singapore. For additional information on Thomas Group, Inc. please visit the company on the World Wide Web at www.thomasgroup.com.